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                                                                    EXHIBIT 10.7

                           PRODUCT DISTRIBUTION AGREEMENT


    This Distribution Agreement ("Agreement") is made as of April 1, 1996 by and between Integrity Incorporated, 1000 Cody Road, Mobile, Alabama, a Delaware Corporation ("INTEGRITY") and Word, Inc., 3319 West End Avenue, Nashville, Tennessee, a Delaware corporation ("WORD").

                                    RECITALS

         A. INTEGRITY is engaged in the business of acquiring and producing audio and video masters and manufacturing phonograph records and tapes (including but not limited to audio cassettes, compact discs, accompaniment tracks, video cassettes, and other recorded and music product derived therefrom.)

         B. INTEGRITY desires WORD to distribute throughout the United States, Guam, Puerto Rico and A.F.E.S. and other military purchasing groups which serve military bases across the world, ("the Territory") through normal retail channels and wholesale outlets in the Christian bookstore market ("CBA Marketplace") and general/secular markets (e.g., record stores and mass merchandisers) ("General Marketplace") recorded product and consumer print products related thereto (i.e., Hosanna and Alleluia Songbooks, Hosanna Music Performance Series, etc. excluding printed choral product and related accompaniment and split trax) manufactured by or for INTEGRITY.

         NOW, THEREFORE, the parties hereto agree as follows;

         1. GRANT OF RIGHTS. INTEGRITY hereby authorizes and appoints WORD to be INTEGRITY's exclusive distributor to normal retail outlets in the CBA Marketplace and General Marketplace (exclusive of those markets retained by INTEGRITY pursuant to Paragraph 2 hereunder) during the term hereof in the Territory of all audio and video recordings (hereinafter "Records") derived from audio and video masters now or hereafter owned or controlled by INTEGRITY whether or not on the "INTEGRITY label" ("Integrity Masters"). A schedule of existing Integrity Masters is attached hereto as Exhibit A. Such distribution rights shall include the right to distribute to wholesalers which distribute records to such normal retail outlets in the CBA Marketplace and General Marketplace. INTEGRITY may not sell, license, or otherwise distribute Records or manufacturing overruns of Records derived from the Integrity Masters to any person, firm, association, corporation, or entity other than WORD for sale through normal retail channels in the CBA Marketplace and General Marketplace in the Territory during the term of this Agreement.

         2. RIGHTS RESERVED BY INTEGRITY. Notwithstanding anything contained herein to the contrary, WORD hereby acknowledges that INTEGRITY has specifically reserved its right to distribute Records for sale in remaining markets of any kind or nature
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not specifically granted to WORD hereunder (e.g., mail order, television and radio promotion, record clubs, budget and mid-price sales, "K-Tel" -type sales, and non-phonograph record exploitation, such as films or television), throughout the Territory, as well as all rights whatsoever outside the Territory, including, but not limited to, all so-called international rights without limitation, and the right to sell Records directly to churches and individuals, whether in the Territory or elsewhere throughout the world.

         3. TERM. The term ("Term") of this Agreement shall commence on the date hereof and shall continue for an initial period of four (4) years beginning April 1, 1996 and ending March 31, 2000. The initial twelve (12) months of the Term and each consecutive twelve (12) month period thereafter is referred to herein as a "contract year". There shall be an automatic extension of an additional one (1) year at the expiration of the initial Term if WORD's aggregate net sales of INTEGRITY recorded/video product in the CBA Marketplace and General Marketplace equal or exceed $12,300,000 during the twelve month period of September 1, 1996 through August 31, 1997.

         4. INTEGRITY'S RESPONSIBILITIES. INTEGRITY shall be solely responsible for, and shall pay all costs in connection with:

                 a. All activities and costs in connection with the Integrity Masters, including without limitation all costs arising out of the creation of, and/or the acquisition of INTEGRITY's rights in, the Integrity Masters.

                 b. All activities and costs in connection with the manufacture of finished Records from the Integrity Masters, including without limitation, all jackets, sleeves, inserts and other components of the finished Records, and delivery of finished product to WORD's designated warehouse(s).

                 c. Obtaining all mechanical licenses and paying all mechanical license fees; filing copyright registration on all recordings subject to copyright; obtaining all consents, authorizations and clearance with respect to the reproduction, use and commercial exploitation of the Integrity Masters; and obtaining all consents, authorizations and clearances with respect to the services, names, and likenesses of any person whose performances and/or services are embodied in any Record distributed hereunder. INTEGRITY shall hold WORD harmless from its failure to take such actions.

                 d. INTEGRITY will be solely responsible for and shall pay any and all artists, royalties, producers, royalties, musicians, publishers, and/or writers, mechanical and synchronization royalties, and any and all other royalties or similar payments as may be or become payable in connection with the Integrity Masters, the Compositions, the Materials, and/or earnings of WORD, which may be payable by reason of the manufacture, sale, and distribution of the Records in the Territory. INTEGRITY shall hold WORD harmless from the obligation to pay such royalties.


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confidential treatment.
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                 e.       Subject to the rights reserved by INTEGRITY
hereunder, INTEGRITY agrees that neither INTEGRITY nor any person, firm or corporation acting for INTEGRITY or with INTEGRITY's authorization or acquiescence (other than WORD) will distribute Records manufactured from the Integrity Masters for sale through normal retail channels in the CBA Marketplace and General Marketplace throughout the Territory except as otherwise provided herein.

         5. INTEGRITY'S WARRANTIES. INTEGRITY represents and warrants to WORD as follows:

                 a. INTEGRITY is the sole owner, or the exclusive licensee of the sole owner, for the Territory of the Integrity Masters, of all performances embodied therein, all records compact discs, tapes, videos and reproductions derived therefrom, and all sound recording copyrights therein. Subject to any rights reserved by INTEGRITY hereunder, no other person, firm or corporation has any rights in or to the Integrity Masters, the performances embodied therein or any copy thereof in the Territory.

                 b. INTEGRITY is duly qualified to do business in the State of Alabama and has the full right, power and authority to enter into this Agreement; and INTEGRITY has not done or permitted to be done anything which may curtail or impair any of the rights given or granted herein.

                 c. INTEGRITY has and will have the right to record and reproduce mechanically all musical compositions (the "Compositions") embodied in the Integrity Masters.

                 d. None of the Records, the Compositions, the Integrity Masters, or any other materials or services supplied by INTEGRITY hereunder including, without limitation, album jackets or other packaging, artwork liner notes, advertising, promotion and merchandising materials and advertising marketing services (the "Materials"), violate or infringe, or will violate or infringe, any statute or law, or any common law or statutory rights of any person or entity whatsoever, including, without limitation, contractual rights, copyrights, trademarks, rights of privacy and publicity, and obscenity laws.

                 e. There is not any claim, demand, or any form of litigation or other judicial or regulatory proceeding whatsoever pending or threatened with respect to any of the Records, the Integrity Masters, the Compositions, or the Materials.

                 f. All other costs and expenses in connection with the recording of the Integrity Masters have been and will be paid, and all necessary licenses, consents or clearances have been and/or will be obtained.





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         6.      PROPRIETARY MATERIALS

                 (i) Subject to any restrictions in INTEGRITY's agreements with any individual artist or producer of which INTEGRITY shall notify WORD in writing no later than the date INTEGRITY delivers the Records containing such artists' performance, WORD shall have the right to use and publish INTEGRITY's and each artist's and producer's likeness, name, voice, trademark, trade name, logo, sound effects and biographical materials provided by INTEGRITY in connection with WORD's sale, advertisement and distribution of Records hereunder, or to refrain therefrom.

         (ii) Subject to INTEGRITY's prior written consent, WORD may use INTEGRITY's applicable trademark or logo during the Term hereunder at no additional cost to WORD. WORD will honor the notice requirement relating to INTEGRITY's trademarks; provided that any inadvertent failure by WORD to use INTEGRITY's logo shall not constitute a breach of this Agreement. INTEGRITY warrants that INTEGRITY has all rights to grant WORD the right to use such trademarks and logo and shall indemnify and hold WORD harmless with respect thereto. INTEGRITY's submission of any material which includes INTEGRITY's and/or any artists' trademarks and/or logos shall be deemed to be instructions to WORD to use such trademarks and/or logos, as submitted.

         7. WORD'S RESPONSIBILITIES. At WORD's expense, WORD will furnish all "normal distribution services" as that term is generally understood in the phonograph record industry subject to the specific business practices and policies of WORD. Such services shall include, but not necessarily be limited to:

                 a. Warehousing of finished Records and, if applicable, finished jackets, sleeves, inserts and other components ("Inventory") at its designated Distribution Centers.

                 b. Selling and shipment of finished goods and merchandising materials supplied by INTEGRITY to WORD's customers within the Territory (WORD's salesmen are to receive the same compensation or commission on sales of Records hereunder as they are paid for sales of WORD's Records).

                 c. Billing for Records delivered to customers and collection thereof, with weekly reports (including but not limited to movement reports and weekly sales summaries) to be promptly provided to INTEGRITY, including the administration of any sales and/or discount programs requested by INTEGRITY pursuant to Paragraph 13 herein below, and the absorption of any "bad debts" and cash discounts (both of which are WORD's sole responsibility) relating to Record sales hereunder to such customers in the same manner as WORD deals with customers of WORD's Records.





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                 d.       After August 31, 1996, processing returns of
INTEGRITY'S records hereunder, specifically including those which were originally distributed by Spring Arbor ("Spring Arbor Returns"). Credit or payment for returns shall be governed by the provisions of Paragraph 14 hereunder.

                 e. Notwithstanding anything to the contrary contained herein, WORD shall have the right, without liability to INTEGRITY, to decline to distribute or withdraw from distribution any Record hereunder if such Record(s) or the materials contained thereon or therein are deemed, in the opinion of WORD's counsel, libelous, slanderous or defamatory or violative of the laws of any jurisdiction or infringe upon copyrights or trademarks or otherwise violate or infringe upon the rights of any party or person.


         8.      WORD'S WARRANTIES.

                 a. WORD warrants and agrees that it shall represent INTEGRITY's Records in a manner consistent with INTEGRITY's mission and the nature of the product, and further that WORD will promote and sell INTEGRITY's product with the same level of energy, commitment and professionalism as it devotes to sales of WORD's own product lines. WORD agrees to exercise all of its rights under this Agreement in good faith, in accordance with its business practices and policies. In this regard, WORD agrees to maintain a minimum field sales force of fifteen (15) persons, and a minimum telemarketing sales force of nine (9) persons throughout the Term, unless INTEGRITY agrees to a reduced sales force. WORD further agrees that orders shall be fulfilled out of inventory on hand within an average of two (2) days after receipt of orders at WORD's designated Distribution Centers.

                 b. Provided INTEGRITY shall continue to deliver similar quantity and quality of Records to WORD for distribution as it has produced over the last 24 months, if and only if, WORD's total sales of INTEGRITY
product in any contract year fall below net sales of [     ]* dollars
($[     ]*), in that event, INTEGRITY shall have the right to terminate this
Agreement, upon three (3) months' written notice to WORD. In such event, all other provisions of the Agreement relative to termination shall apply.

         9. EXISTING DISTRIBUTION AGREEMENT. The foregoing notwithstanding, the parties recognize that INTEGRITY is bound by an existing agreement with Spring Arbor for fulfillment services through the month ending August 31, 1996. During the five month period of April 1, 1996 through August 31, 1996, WORD will assume responsibility for selling activities only, while Spring Arbor shall continue to fulfill all trade orders and accept returns.

         10.     FREIGHT CHARGES.  INTEGRITY shall pay the insurance and freight





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charges (including charges for air and/or surface shipment) for shipment from the plants where the Records and merchandising materials are pressed or fabricated to WORD's designated Distribution Centers (and merchandising warehouses, if any).

         11.     SALES AND DISTRIBUTION FEES.

                 a. With respect to net sales of the Records in the Territory (i.e., gross sales of the Records less returns, credits and rebates) by WORD, and except as otherwise provided for in Paragraph 10(b) below, WORD
will pay INTEGRITY [      ]* percent ([      ]*%) of WORD's actual net selling
price to its customers on annual sales from $[ ]* to $[      ]* million and [
]* percent ([      ]*%) for annual sales in excess of $[      ]* million in the
Territory. The applicable percentage payable to INTEGRITY pursuant to this paragraph shall be determined on a fiscal year basis, April 1 through March 31, of each year of the Term hereof.

                 b. During the five month transition period of April 1, 1996 through August 31, 1996, WORD shall provide selling services only and
shall receive a selling fee of [      ]* percent ([      ]*%) of net sales to
be paid to WORD by INTEGRITY within thirty (30) days after INTEGRITY's receipt of payment from Spring Arbor applicable to such sales (60 days following the last day of the month of sale.)

                 c. With respect to sales of INTEGRITY's Records by WORD through WORD's secular distribution channel, Sony Music, a Group of Sony Music
Entertainment, Inc. ("Distributor"), WORD shall pay INTEGRITY [      ]* percent
([      ]*%) of its net receipts from Distributor, with full account and payment to be remitted to INTEGRITY within thirty (30) days after WORD's receipt of payment from Distributor. In the event of any material modification to WORD's agreement with Distributor, the parties agree to renegotiate in good faith the terms of this provision 10(c).

                 d. Upon either party's dissolution or the liquidation of substantially all its assets, or the filing of a petition in bankruptcy or insolvency or for an arrangement or reorganization, by, or for either party (or against such party and not disposed of successfully within sixty (60) days thereafter), or in the event of the appointment of a receiver or a trustee for all or a portion of such party's property, or if either party shall make an assignment for the benefit of creditors, commit any act for, or in, bankruptcy or become insolvent, or in the event any payment to either party by the other party under this Agreement becomes subject, in any manner, to anticipation, alienation, sale, transfer, assignment (except as permitted pursuant to this agreement), levy, pledge, encumbrance or charge, or to attachment, garnishment or other legal process, then at any time after the occurrence of any such event, in addition to any other remedies which may be available, then the other party shall have the right to retain any funds then in its possession but only until to the extent such party is entitled to such funds under the terms of this Agreement.





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         12.     ADVANCE TO INTEGRITY.  WORD shall make an advance against
future payments to INTEGRITY in the amount of [      ]* dollars ($[      ]*).
WORD shall recoup such advance through reduction of the net amounts payable to INTEGRITY each month until fully repaid, on the following schedule:

                 September, 1996 - July, 1999               $[      ]* per month
                 August, 1999                               $[      ]*

                 WORD's obligation to pay the advance shall be contingent upon INTEGRITY executing a security agreement and promissory note in substantially the form attached hereto (Exhibit B) and a UCC-1 financing statement giving WORD security in sixty (60) days' collections of account receivables from the sale of INTEGRITY products. This sixty-day period shall continuously roll through the advance recoupment term. Additionally, the advance shall be contingent upon the execution of an intercreditor agreement (Exhibit C) between WORD and [name of INTEGRITY bank] in substantially the form as attached hereto.

         13.     ACCOUNTING.

                 a. WORD shall render accounting statements setting forth in detail the sales and returns of Records distributed hereunder on a monthly basis in the form of its "OS-127" report reflecting unit movement and its "SA-410" report summarizing sales, or a similar report. Said reports shall be rendered no later than two (2) business days following the last business day of each month of this Agreement. Further, WORD shall forward to INTEGRITY copies of such pages of Distributor's monthly sales report to WORD which set forth sales data of INTEGRITY's secular market sales and royalty reporting as received by WORD. Notwithstanding the foregoing, all amounts hereunder collected by WORD and due to INTEGRITY shall be paid sixty (60) days following the end of each month. Subject at all times to the provisions of Paragraph 25 hereof, amounts owing to INTEGRITY shall be paid as aforesaid. WORD acknowledges that prompt and timely payment by it is a material condition of this Agreement, and that if any such payment is not made within five (5) days of its due date INTEGRITY, in addition to any other remedies which it might have, INTEGRITY shall be entitled to immediately terminate this Agreement upon notice to WORD, and WORD shall forthwith return to INTEGRITY all inventory in its possession. Amounts due INTEGRITY which are not paid within five (5) days of the due date therefor shall bear interest at the prime rate plus two percent (2%) per annum. For the purposes of this Agreement, prime shall be the "prime rate" set by SunTrust Bank in Nashville on the day which the payment was due.

                 b. In addition to the foregoing accounting statements, WORD agrees to render to INTEGRITY on a monthly basis no later than five (5) business days following the last business day of each month of this Agreement all of WORD's standard reports, which shall include a report listing gross sales volume, inventory movement (i.e.





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units sold, units given away, units returned)  and inventory balances.  No later than January 1, 1997, WORD shall supply INTEGRITY with all other reports requested by INTEGRITY, a current list of which shall be attached hereto as Exhibit D. Any such reports shall be made available by WORD on-line in ASCII format for transmission directly to INTEGRITY's database. The format of such reports are subject to reasonable change in accordance with WORD's then current practices and policies in effect from time to time, and WORD shall make every reasonable effort to accommodate INTEGRITY's request for additional detail or format changes.

                 c. Provided that INTEGRITY shall have theretofore notified WORD in writing of its objections to such statement, specifying with particularity each element of such statement to which objection is made, INTEGRITY may, at any time within two (2) years after any statement is rendered to INTEGRITY hereunder, examine the books and records of WORD described below with respect to such objections. Such examination shall be conducted at INTEGRITY's sole cost and expense by a certified public accountant selected by INTEGRITY, provided that such accountant shall be an accredited member of a "Big Six" accounting firm and not then engaged in an outstanding examination of WORD's books and records on behalf of a person other than INTEGRITY and who certifies that: (i) he will conduct such examination in accordance with the then-current rules and regulations of the applicable society of Certified Public Accountants; and (ii) such examination shall be made in accordance with generally accepted accounting principles. Such examination shall be made during WORD's usual business hours at the place where WORD maintains the books and records described below, and INTEGRITY's examination shall be limited to the same. INTEGRITY's sole right to inspect WORD's books and records shall be as set forth in this Paragraph, and WORD shall have no obligation to produce such books and records more than once with respect to each statement rendered to INTEGRITY nor more than once in any calendar year. Without limiting the generality of the foregoing, INTEGRITY acknowledges and agrees that WORD's statements of account and inventory summaries will be based on documents generated in the ordinary course of WORD's business by WORD's computer system and that said computer-generated documents shall constitute the major source documents in, and be a substantial factor in, any dispute between the parties as to the accuracy or completeness of statements and inventories furnished by WORD hereunder and that such documents shall show sales and gratis distribution of Records hereunder. Except with respect to objections made by INTEGRITY in accordance with this Paragraph, each statement rendered to INTEGRITY shall be final, conclusive and binding on INTEGRITY and shall constitute an account stated. INTEGRITY shall be foreclosed from maintaining any action, claim or proceeding against WORD in any forum or tribunal with respect to any statement of accounting due hereunder unless such action, claim or proceeding is commenced against WORD in a court of competent jurisdiction within one (1) year after the date any audit conducted with respect thereto is completed.

         14.     PROMOTIONAL AND FREE GOODS.





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                 a.       No payment shall be due from WORD nor shall a
distribution fee be charged on Records given away or on Records furnished on a "no charge" basis for promotional purposes to disc jockeys, radio and television stations or networks ("Promos"), or for sales inducement records
(or discounts in addition to or in lieu thereof) furnished to independent distributors, subdistributors and dealers, or for displays, or as sales inducement records to independent distributors, subdistributors and dealers ("Free Goods"). Free Goods shall be distributed only pursuant to sales programs of limited duration. WORD agrees that Free Goods of INTEGRITY's product shall not be distributed to induce the sale of any records other than INTEGRITY's. The foregoing notwithstanding, WORD agrees that the sum of Promos
and Free Goods of any Record distributed hereunder shall not exceed [   ]*
percent ([   ]*%) of the contract-to-date net trade sales (1 free with 10) of that title reported and paid to INTEGRITY, unless INTEGRITY and WORD shall have mutually agreed otherwise prior to such distribution.

                 b. With respect to discount programs of Records hereunder ("Programs"), INTEGRITY shall instruct WORD in writing of the particular Records and terms for such Programs that INTEGRITY approves hereunder. WORD and INTEGRITY shall develop and mutually agree on advertising programs with the Family Bookstore Chain, Joshua's Chain, and Spring Arbor Distributors as well as Central South, Riverside, Whitaker House, and New Day whereby advertising shall be paid for via INTEGRITY Free Goods.

                 c. With WORD approval, INTEGRITY may furnish prizes or "spiffs" to WORD salesmen and district managers.

         15.     RETURNS.

                 a. WORD shall be entitled to scrap shop-worn Records returned to WORD upon prior written notice to INTEGRITY and WORD shall report such scrapping to INTEGRITY. "Shop-worn" Records are those Records, in any configuration, which by WORD's standards, are deemed to be so damaged as a result of mishandling when not in WORD's control so as to be unsalable and not economically salvageable.

                 b. Upon expiration of Spring Arbor's cancellation period as set forth in the agreement between Spring Arbor and INTEGRITY, WORD shall accept all Spring Arbor Returns (as defined in Paragraph 6(d) hereof) processed by WORD during the Term hereof, and WORD shall be entitled to deduct all such amounts not so paid to WORD from any amounts due to INTEGRITY hereunder.

                 c. If INTEGRITY's account has a negative balance at the time of expiration or termination of this Agreement, or after the expiration of the Extra Returns Period defined in Paragraph 17 hereunder, for whatever reason, INTEGRITY at its sole





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discretion, shall pay WORD the full amount of INTEGRITY's indebtedness, or, provided Integrity has shipped or continues to ship to WORD product sufficient to allow WORD to recoup any such indebtedness, WORD shall have the exclusive right in the Territory to continue to distribute INTEGRITY's Records hereunder until such time as WORD has recouped the full amount of such indebtedness out of INTEGRITY's net proceeds.

         16. INVENTORY AND SHRINKAGE. Inventory shall at all times be INTEGRITY's property. All transfers and removals of Inventory shall be at INTEGRITY's expense and the quantities of such transferred or removed Inventory
shall be subject to a [   ]* percent ([   ]*%) shrinkage allowance calculated
as of December 31st of each year based on the average monthly inventory ending balance for the applicable calendar year. WORD will furnish to INTEGRITY the results of its inventory cycle counts regarding INTEGRITY product kept at WORD's warehouse(s) for each year of the term hereunder. INTEGRITY shall have the right, on an annual basis and at its expense, to conduct a physical inventory of its product upon reasonable notice. At such times as WORD conducts a physical inventory of INTEGRITY's product, the results of said physical inventory will be furnished to INTEGRITY also. At the end of the Term, INTEGRITY shall remove its inventory from WORD's custody within thirty
(30) days after WORD's written request for such removal. The cost of such removal and storage charges from and after the thirty-first (31st) day following such written demand shall be paid by INTEGRITY. At the end of the Term of this Agreement allowance for shrinkage shall be calculated on the same basis as applied throughout the Term as set forth above.

         17.     DELETION OF RECORDS.

                 a. INTEGRITY shall have the right, with WORD's consent as to the precise timing thereof, to declare specified Records as out-of-print or remainders and to delete such Records from WORD's catalog ("Deleted Records") upon two (2) months' written notice to WORD ("Deletion Notice").
Upon receipt of such Deletion Notice, WORD shall advise all of its accounts of such pending deletion to be effective at the time stated in such notices to its accounts (the "Deletion Date"). If INTEGRITY wishes to remainder such Inventory after such Deletion Date, shipment and collection shall be INTEGRITY's sole responsibility. At any time after INTEGRITY deletes one (1) or more Records, WORD may, by written notice to INTEGRITY, require INTEGRITY to remove its Inventory of such Record or Records from WORD's warehouses and INTEGRITY shall do so within thirty (30) days after such notice. The cost of such removal and storage charges from and after the thirty-first (31st) day following such notice shall be paid by INTEGRITY.

                 b. Upon deletion of a Record or Records from WORD's catalog, WORD shall continue to accept returns from WORD's customers for a period not to exceed six (6) months or the expiration of the Term (or other termination of this Agreement), whichever is shorter. For purposes of this Paragraph, a return shall be





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

deemed to have been accepted on the date such return is physically processed by WORD.

         18. RETURNS UPON TERMINATION. Upon expiration of the Term of this Agreement, WORD shall continue to accept returns (from other than Deleted Records) for a period of six months (the "Extra Returns Period"). Six (6) months prior to the expiration of the Term, WORD shall establish a monthly returns reserve in an amount equal to the monthly INTEGRITY sales times the "average actual returns percentage." The "average actual returns percentage" shall be equal to the total actual returns during the twelve (12) month period beginning eighteen (18) months prior to the expiration of the Term and ending six (6) months prior to the end of the Term divided by the actual gross commissionable sales during the same period. This monthly returns reserve percentage shall reduce the payments due to INTEGRITY each month for the last six (6) months of the Term. This return reserve shall be treated like any other return and therefore should be subtracted from gross sales before any distribution fee is calculated. The cumulative reserve built by this six (6) month period shall be used during the Extra Returns Periods. WORD will reduce the returns reserve during the Extra Returns Period by the gross amount of the credits issued to WORD's customers (i.e., if WORD issues the customer a credit for $5.80, the reserve balance will be reduced by the same amount.) To the extent the reserve balance is insufficient to bear such debits against the reserve (i.e., credits to WORD's customers), INTEGRITY shall promptly pay to WORD the excess. Following the expiration of the period during which WORD has agreed to accept returns (i.e., the "Extra Returns Period"), WORD shall release the remaining reserves, if any, within fourteen (14) days, and subsequently, INTEGRITY, for the benefit of WORD's customers, shall accept returns of Records distributed pursuant to this Agreement, and give such customers full credit.

         19. INSURANCE. The risk of loss of INTEGRITY's property in WORD's possession (i.e., finished goods Inventory, finished jackets, inserts, and other components) shall be borne by WORD, and WORD will procure and pay for an insurance policy naming INTEGRITY as the primary loss-payee, in an amount equal to the wholesale price of INTEGRITY's inventory on hand in warehouse. The proceeds of such policy shall be payable to INTEGRITY in the event of the destruction or damage to the inventory. Evidence of such insurance shall be furnished to INTEGRITY upon request.

         20.     NOTICES.

                 a. All notices, statements and payments which WORD may be required or desire to serve upon INTEGRITY shall be served by depositing same, postage prepaid, in any mail box, chute, or other receptacle authorized by the United States Post Office Department for mail, addressed to INTEGRITY at the address below its signature, or at such other address as INTEGRITY may from time to time designate by written notice to WORD pursuant to Subparagraph 19.b. The date of service of any notice, statement, or payment so deposited shall be five (5) business days following the date of





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

deposit.

                 b. All notices, statements, and payments which INTEGRITY may be required or desire to service upon WORD shall be served by depositing same, postage paid, in any mail box, chute or other receptacle authorized by the United States Post Office Department for mail, addressed to WORD at the address below its signature, or at such other address as WORD may from time to time designate by written notice to INTEGRITY pursuant to Subparagraph 19.a. The date of service of any notice, statement, or payment so deposited shall be five (5) business days following the date of deposit.

         21. WORD'S SERVICES NON-EXCLUSIVE. Nothing in this Agreement shall be construed to prevent or restrict WORD from producing, distributing, promoting and otherwise exploiting records of any kind, including those produced by itself or other persons, whether or not competitive with any of the Records distributed hereunder. Nothing in this Agreement shall be construed to prevent or restrict INTEGRITY from producing records of any kind, including those which may be deemed competitive with product produced or distributed by WORD. Subject to the provisions of Paragraph 6.e. herein, WORD agrees to distribute all Records produced by INTEGRITY.

         22. FOREIGN SALES. INTEGRITY agrees to honor its current agreement with Word UK and shall consider an extension of that agreement in order to align the term of that agreement with this Agreement with WORD, if current operational problems which are now of concern to INTEGRITY shall be resolved prior to the expiration of the agreement now in force. INTEGRITY agrees to negotiate in good faith with Word Canada regarding Canadian distribution of its Records when such rights become available on December 31, 1996. Should such agreement be reached with Word Canada, said agreement will be co-terminous with this Agreement with WORD. The failure of INTEGRITY to make an agreement with either of WORD's foreign affiliates shall have no impact and effect on this Agreement.

         23. WAIVERS AND CURE OF BREACH. The waiver by either party or any term or condition of this Agreement or any part hereof shall not be deemed a waiver by such party of any other term or condition of this Agreement or of any later breach of this Agreement or of any part thereof. Except for a breach by WORD pursuant to Paragraph 12, neither WORD nor INTEGRITY shall be deemed to be in breach of any of their respective obligations hereunder unless and until the other shall have given specific written notice by certified or registered mail, return receipt requested, of the nature of such breach and the receiving party shall have failed to cure such breach within thirty (30) days after receipt of such written notice, provided such breach is reasonably capable of being fully remedied within such thirty (30) day period, or if it is not, the receiving party shall not be deemed to be in breach if such party commences to remedy such breach within such thirty (30) day period and proceeds with reasonable
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remedying of such breach.

         24. TERMINATION. This Agreement may be terminated only as follows:

                 (a) Upon the mutual written agreement of the parties hereto; or

                 (b) Upon either party's breach of performance and failure to cure as set forth herein.

         25.     NO ASSIGNMENT.   Neither party may assign this Agreement, or
any part hereof, or any rights hereunder to any person without the written consent of the other, except that either party may, without such consent, assign this Agreement to its shareholder or shareholders, to a parent, subsidiary or affiliated corporation, or to any person acquiring all or substantially all of such party's assets. The foregoing notwithstanding, the parties mutually agree that should the ownership or voting control of either company change during the Term hereof, either of the parties may, upon four (4) months' written notice to the other party, terminate this Agreement.

         26. GOVERNING LAW. This Agreement shall be governed by laws of the State of Tennessee, County of Davidson, applicable to contracts made and to be performed within Tennessee.

         27.     INDEMNITIES.

                 (a) WORD and INTEGRITY agree to indemnify one another against, and hold each other harmless from, any and all claims, liabilities, causes of action, damages, expenses, costs of defense (including reasonable attorneys' fees and court costs) and other costs arising out of or in any way related to any breach of any representation, warranty or agreement contained in this Agreement; or though not a breach of this Agreement, any act for which WORD has no responsibility (including without limitation artist claims, producer claims, union claims, copyright claims, trademark claims, and disputes as to the ownership of or rights in the Integrity Masters which may not arise out of or be related to a breach) provided that such act shall result in a judgment in WORD's or INTEGRITY's favor or a settlement executed with INTEGRITY's consent, said consent not to be unreasonably withheld.

                 (b) WORD and INTEGRITY represent and warrant that each has the right to enter into this Agreement and that each shall perform all of its material obligations hereunder.

         28. ACTIONS. If either party hereto commences a legal action or proceeding against the other to enforce rights or obligations arising out of this Agreement, the prevailing party in such action or proceeding shall, in
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entitled to recover its costs and expenses, including reasonable attorneys'
fees.

         29. ENTIRE AGREEMENT. The terms set forth in this Agreement constitute the entire agreement between WORD and INTEGRITY with respect to the subject matter hereof, all prior negotiations and understandings being merged herein. INTEGRITY acknowledges and agrees that no person acting or purporting to act on behalf of WORD has made any promises or representations upon which INTEGRITY has relied except those expressly found herein. The bold headings contained in this Agreement are for convenience and reference only, and shall have no effect upon the purposes or intent of this Agreement. This Agreement may only be altered by an instrument executed by both INTEGRITY and an authorized officer of WORD.


INTEGRITY INCORPORATED                     WORD, INC.
1000 Cody Road                             3319 West End Avenue
Mobile, Alabama   36695                    Nashville, Tennessee  37203


By:      /s/ P. Michael Coleman            By:      /s/ Roland Lundy
     -----------------------------            ---------------------------------
Title:   President                         Title:   President
        --------------------------               ------------------------------





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